EXHIBIT (a)(5)(v)

EXHIBIT (a)(5)(v)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Schedule TO Issuer Tender Offer Statement (Securities Act File No. 333-52372) of Merrill Lynch Senior Floating Rate Fund II, Inc. (the “Fund”) of our reports dated October 22, 2004 for the Fund and for Master Senior Floating Rate Trust (the “Trust”), both appearing in the August 31, 2004 Annual Report of the Fund, and of our reports dated October 23, 2003 for the Fund and for the Trust, both appearing in the August 31, 2003 Annual Report of the Fund.

/s/ Deloitte & Touche LLP

Princeton, New Jersey November 12, 2004